EXHIBIT 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

LENDWAY, INC.

Lendway, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.	The name of the Corporation is: Lendway, Inc.
2.	The Certificate of Incorporation of the Corporation is hereby amended by changing the Article thereof numbered I so that, as amended, said Article shall be read as follows:

“The name of the Corporation is Bloomia Holdings, Inc. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).”

3.	The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Executed on this 28th day of January, 2026.

/s/ Elizabeth E. McShane
Elizabeth E. McShane

Chief Financial Officer and Secretary